EXHIBIT 99.1

AT THE COMPANY:                                                     MEDIA CALLS:
Jim Hopwood                                                  Sitrick And Company
Chief Financial Officer                                            Brenda Adrian
847-367-3552                                                     Steven Goldberg
                                                                    212-573-6100


                      WICKES INC. RECEIVES COURT APPROVAL
                             OF SIGNIFICANT MOTIONS


                    Company Makes Progress in Reorganization;
        Court Authorizes Continued Payment of Employee Wages and Benefits
          and Grants Interim Approval of Debtor-in-Possession Financing


VERNON HILLS, Ill. - Jan. 30, 2004 - Wickes Inc. (OTCBB:WIKSQ.OB), a leading distributor of building materials and manufacturer of value-added building components, reported today that it has made progress in its reorganization, including receiving interim Court approval for a $100 million debtor-in-possession (DIP) credit facility to fund its operations. Yesterday, the Company also received approval of a number of important motions from the U.S. Bankruptcy Court for the Northern District of Illinois.

On January 20, 2004, Wickes filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Since then, the Bankruptcy Court has approved a number of the Company's motions that are intended to support the Company's employees, customers and vendors, and provide other forms of operational and financial support as Wickes proceeds with its reorganization. With respect to employees, orders entered by the Bankruptcy Court, authorize payment of pre-petition and continuation of post-petition compensation and benefits.

The Court granted interim approval on January 21, 2004 for a $100 million debtor-in-possession (DIP) credit facility which is being provided by a group of banks led by Merrill Lynch Capital. The DIP financing is expected to provide the Company with liquidity to continue operations, pay employees and purchase goods and services. A hearing for final approval of the DIP facility is scheduled for February 12, 2004.

"We have made progress in the week or so since our Chapter 11 filing," said Jim O'Grady, President and Chief Executive Officer of Wickes. "We are pleased with the Bankruptcy Court approval of many important motions which will enable the Company to continue to operate without interruption and meet ongoing business obligations. Moreover, these motions will allow us to remain focused on serving customers, a top priority during the reorganization process."

O'Grady continued, "We are grateful for the support we've received in the past week from our customers, our vendor partners and especially our employees. Operations are in the process of returning to normal as the Company works to increase product flows so customer needs can be met."

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More information about Wickes' reorganization is available on the company's website, http://www.wickes.com. The case has been assigned to the Honorable Judge Bruce W. Black under case number 04-02221. Information on the case can also be obtained on the Bankruptcy Court's web site with Pacer registration: http://www.ilnb.uscourts.gov.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. The Company cautions shareholders and prospective investors that the following factors may cause actual results to differ materially from those indicated by the forward-looking statements: the effects of the Company's recent bankruptcy filing, costs of materials sold; changes in selling prices; competition within the building materials supply industry; the effects of economic conditions; as well as other factors set forth in the Company's Form 10-K, its Form 10-Qs, its Offering Memorandum and other documents which are on file with the Securities and Exchange Commission.

WICKES INC. is a leading distributor of building materials and manufacturer of value-added building components in the United States, serving primarily building and remodeling professionals. The Company distributes materials nationally and internationally, operating building centers in the Midwest, Northeast and South. The Company's building component manufacturing facilities produce value-added products such as roof trusses, floor systems, framed wall panels, pre-hung door units and window assemblies. Wickes Inc.'s web site, http://www.wickes.com, offers a full range of valuable services about the building materials and construction industry.